UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2003

LEFT RIGHT MARKETING TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	0-9047	02-0314487
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

6600 Amelia Earhart Court
Las Vegas, Nevada	89119
(Address of Principal Executive Office)	(Zip Code)

                             (702) 260-9305

(Registrant's Executive Office Telephone Number)

ITEM 5. OTHER EVENTS

Equity-For-Debt Exchange Agreements

On September 29, 2003, the Registrant entered into an Equity-For-Debt Exchange Agreement with Michael Wichinsky (hereinafter referred to as the "Note Holder"). The Note Holder and the Registrant have agreed to exchange $1,928,964.57 of current notes, including principal of $617,134.41 and accrued interest of $1,311,830.16 payable to the Note Holder for 586,400 shares of restricted common stock of the Registrant as follows:

  the Note Holder will deliver or cause to be delivered to the Registrant the original Notes together with appropriate executed transfer documents, and the Registrant will cause to be issued to the Note Holder a total of 586,400 shares of common stock of the Registrant (the "Shares") in exchange for payment of the Notes plus all claims arising out of or relating to the Notes, including, but not limited to, any accrued but unpaid interest thereon.

The terms and conditions are contained in the Equity-For-Debt Exchange Agreement attached hereto as Exhibit 10-1.

Additionally, on September 29, 2003, the Registrant entered into an Equity-For-Debt Exchange Agreement with the Estate of William T. O'Donnell, Sr. (hereinafter referred to as the "Note Holder"). The Note Holder and the Registrant have agreed to exchange $320,526.54 of current notes, including principal of $224,357.35 and accrued interest of $96,169.19 payable to the Note Holder for 213,600 shares of restricted common stock of the Registrant as follows:

  the Note Holder will deliver or cause to be delivered to the Registrant the original Notes together with appropriate executed transfer documents, and the Registrant will cause to be issued to the Note Holder a total of 213,600 shares of common stock of the Registrant (the "Shares") in exchange for payment of the Notes plus all claims arising out of or relating to the Notes, including, but not limited to, any accrued but unpaid interest thereon.

The terms and conditions are contained in the Equity-For-Debt Exchange Agreements attached hereto as Exhibit 10-2.

Press Release

On October 16, 2003, the Registrant issued a press release announcing that debts totaling approximately $2.25 million (described above) have been converted into 800,000 restricted shares of the Registrant's common stock. The debt forgiveness alleviated approximately 99% of the Registrant's debt, Leaving the Registrant virtually debt free moving forward. A copy of the press release is attached hereto as Exhibit 99.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS

10-1         Equity-For-Debt Exchange Agreement with Michael Wichinsky.

10-2         Equity-For-Debt Exchange Agreement with The Estate of William T. O'Donnell, Sr.

99             Press Release dated October 16, 2003.

______

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LEFT RIGHT MARKETING TECHNOLOGY, INC.

By:/s/ Richard M. "Mick" Hall

Richard M. "Mick" Hall, President

Date: October 17, 2003